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                        TPC CORPORATION AND SUBSIDIARIES

                 EXHIBIT 11: COMPUTATION OF EARNINGS PER SHARE


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                                                                       THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                                           JUNE 30,                            JUNE 30,
                                                                   ---------------------------         -------------------------
                                                                      1996            1995                1996            1995
                                                                   -----------     -----------       -----------     -----------
Average common shares outstanding . . . . . . . . . . . . . .       18,099,215      13,959,215        18,099,215      13,959,215
Net effect of dilutive stock options - based on the treasury
stock method using average market price    . . . . . . . . . .       1,006,653       1,190,672         1,033,701       1,179,804
                                                                   -----------      ----------       -----------     -----------

Weighted average shares outstanding  . . . . . . . . . . . . .      19,105,868      15,149,887        19,132,916      15,139,019
                                                                   ===========     ===========       ===========     ===========
Net income . . . . . . . . . . . . . . . . . . . . . . . . . .     $   576,000     $   316,000       $ 2,014,000     $   731,000
                                                                   ===========     ===========       ===========     ===========
Net income per common share  . . . . . . . . . . . . . . . . .     $      0.03     $      0.02       $      0.11     $      0.05
                                                                   ===========     ===========       ===========     ===========
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